EXHIBIT 99.1

Anika Reports Third Quarter 2024 Financial Results

Updating 2024 fiscal year guidance to reflect announced changes to business strategy, including the sale of Arthrosurface and planned divestiture of Parcus Medical, and U.S. OA Pain Management headwinds

Strategy to focus on market leading OA Pain Management and high-growth Regenerative Solutions

Company to categorize revenue into OEM Channel and Commercial Channel; Commercial Channel remains on track to achieve ~17% CAGR since 2021 with recent performance fueled by the IntegrityTM Implant System, which grew 40%+ sequentially in the third quarter with more than 500 surgeries since launch

First module of Hyalofast® PMA filed in October; important hurdle addressed regarding Cingal® NDA filing path

BEDFORD, Mass., Oct. 31, 2024 (GLOBE NEWSWIRE) -- Anika Therapeutics, Inc. (NASDAQ: ANIK), a global joint preservation company in early intervention orthopedics, today reported financial results for its third quarter ended September 30, 2024.

Third Quarter 2024 Results

Anika announced third quarter revenue of $38.8 million declining 7% compared to the same period in 2023. U.S. OA Pain Management revenue was down 5% in the quarter. This decline was primarily due to reduced market access and competitive pricing pressures faced by the Company’s U.S. OA Pain Management partner, J&J Medtech, and softer performance in the Arthrosurface and Parcus Medical businesses, which Anika has exited and plans to exit, respectively. Anika’s Monovisc® and Orthovisc® products remain the leader in the U.S. viscosupplement market and J&J is taking steps to stabilize this revenue channel. The decreased U.S. OA Pain Management revenue, which will be included in the OEM Channel going forward, was offset by 7% growth in international OA Pain Management revenue, which will be included in the Commercial Channel going forward.

As expected, the revenue from Anika’s Regenerative Solutions business was strong, increasing 17% in the quarter, led by more than 40% sequential growth in the Integrity Implant System. In the quarter, Integrity was implanted in approximately 200 surgeries, with over 20% of the surgeons new to Anika. More than 500 cases have been performed globally since the launch of this flagship Regenerative Solutions product. Anika is actively developing new line extensions of Integrity for use in additional tendon applications. To support the growth of Integrity, Anika will continue to invest in and expand its commercial sales force within its Commercial Channel. These investments will build the infrastructure needed to launch new near-term Regenerative Solutions products and Hyalofast, Anika’s single stage, off the shelf hyaluronic acid (HA) cartilage repair product, in the U.S. by 2026.

Third Quarter 2024 Financial Summary (compared to the third quarter of 2023)

  Revenue $38.8 million, decreased 7%
    OA Pain Management revenue $24.4 million, decreased 2%
    Joint Preservation and Restoration revenue $12.0 million, decreased 11%
    Regenerative Solutions revenue $2.7 million, increased 17% (included within Joint Preservation and Restoration)
    Non-Orthopedic revenue $2.4 million, decreased 24%
  Net loss ($29.9) million, ($2.03) per share
  Adjusted net income1 ($3.8) million, ($0.25) per diluted share
  Adjusted EBITDA1 $5.4 million
  Cash provided by operating activities $5.0 million
  Cash balance $62.4 million

1 See description of non-GAAP financial information contained in this release.

New Revenue Classifications – Commercial Channel and OEM Channel

Starting in the fourth quarter, as a result of the strategic updates, revenue classification will be delineated to provide the investment community with a clear view to Anika’s value drivers. Revenue will be split between the Commercial Channel and the OEM Channel. In the Commercial Channel, Anika has full responsibility for sales, marketing, and pricing of products through our commercial leaders, direct sales representatives, and independent distributors. Revenue from Anika’s Regenerative Solutions and international OA Pain Management businesses is included in the Commercial Channel. In the OEM Channel, Anika is responsible for development and manufacturing of products for OEM partners governed by long-term agreements, but does not control sales, marketing, or pricing. The OEM Channel is high-margin and highly cash generative and serves as a foundation of revenue that enables us to invest in our HA-based product pipeline as well as our high-growth Commercial Channel. Revenue from Anika’s U.S. OA Pain Management business and the Non-Orthopedic business is included in the OEM Channel.

Management Commentary

Cheryl R. Blanchard, Ph.D., Anika’s President and CEO commented “OA Pain Management remains a strong, foundational component of our business and is a key aspect of total company profitability. Domestically we possess a market-leading position in the viscosupplement market with Monovisc and Orthovisc. Outside the U.S., where we manage our commercial sales process, we grew 14% year to date as our teams increased the market share of Cingal, Monovisc, and Orthovisc, and expanded into new countries. With respect to Cingal in the U.S., we are making solid progress towards the NDA filing. We recently acquired the Aristospan NDA to address a newly imposed requirement by FDA. This provides the path to access one of the critical reference drugs necessary to satisfy a bioequivalence bridging study for Cingal. We are also scheduled to commence the final non-clinical toxicology testing in the first quarter of 2025. These developments address important hurdles as we work to obtain U.S. approval for Cingal.”

Dr. Blanchard continued, “Earlier today, we announced the sale of Arthrosurface and the planned divestiture of Parcus Medical. These actions will enable us to concentrate our capital and resources on our core HA technology, including our differentiated Regenerative Solutions portfolio, and our Commercial Channel. Our Commercial Channel, where we oversee sales, marketing, and pricing of our products, is on track for another year of strong growth. This channel grew 18% per year from 2021 through 2023 and is estimated to grow 16% in 2024 driven by Integrity. The investments in our Commercial Channel infrastructure position us to launch near-term product line extensions that leverage the Integrity and broader Hyaff platform, and prepare for the planned U.S. launch of Hyalofast. We filed the first module of the Hyalofast PMA with the FDA on October 28th and we remain on track for the U.S. launch of our single stage, off the shelf HA cartilage repair product by 2026 with a $1 billion and growing addressable market.”

“Today’s announcements highlight our continued focus on allocating capital towards our highest returning programs which we expect will maximize shareholder value. To align with our strategy of migrating resources to our highest value opportunities, we announced the sale of Arthrosurface and the planned divestiture of Parcus Medical. In addition, as of the end of the third quarter, we have repurchased $5.3 million of shares as part of our $40 million buyback program, through our previously announced 10b5-1 plan. Lastly, we are realizing the benefits of our cost reduction efforts announced in March, which have better positioned Anika for long-term growth.”

“Looking forward, we see three phases to creating shareholder value within our Commercial Channel. First, our near-term strategy is to increase the percentage of revenue in the products sold through our Commercial Channel including international sales of Monovisc, Orthovisc, and Cingal; Integrity; Tactoset®; and our rapidly advancing Regenerative Solutions pipeline. Second, in the mid-term, we are intensely focused on launching Hyalofast by 2026 to treat the $1 billion U.S. addressable market. We filed the first Hyalofast FDA PMA module on-time in October and the final module will be filed in 2025. Third, longer-term, with recent progress, we’ve never been more committed to bringing Cingal, a market leading product outside the U.S., to the U.S. market which would be a tremendous value driver for Anika.”

Announced Company Restructuring Initiative and Long-Term Financial Targets

As a result of the developments announced today, Anika is reducing personnel and operating expenses, aligning these actions with the sale of Arthrosurface and the anticipated sale of Parcus. The Company expects one-time cash restructuring and transaction charges between $3 to 5 million and non-cash charges between $27 to 29 million related to these actions and the Arthrosurface transaction. Anika is also announcing updated long-term guidance, assuming Parcus Medical and Arthrosurface are within discontinued operations beginning in the fourth quarter of 2024.

Revenue Guidance:

  Commercial Channel
    2024: +14% to +19% growth from $36.1M in 2023, excluding revenue from businesses disposed of, or to be disposed of, as they are expected to be presented in discontinued operations beginning in the fourth quarter of 2024
    2025: +12% to +18% growth
    2026-2027: +20% to +30% annual growth including modest contributions from the planned U.S. launch of Hyalofast in the fourth quarter of 2026 following anticipated FDA approval
  OEM Channel
    2024: (8%) to (10%) decline from $84.6M in 2023
    2025: (12%) to (18%) decline
    2026-2027: flat to modestly lower annually, not including any expected contributions from potential U.S. Cingal FDA approval
  Anika’s sales from the Commercial Channel expected be approximately 50% of total Revenue by 2026

Adjusted EBITDA Guidance:

  2024 Adjusted EBITDA: $16M to $18M driven by a lower mix of U.S. OA Pain Management Revenue and impact from Arthrosurface and Parcus Medical
  2025 Adjusted EBITDA %: low double digits, excluding divestiture-related expenses, which are expected to be complete concurrent with the sale of Parcus in 2025
  2026-2027 Adjusted EBITDA %: Opportunity for margin expansion following the planned launch of Hyalofast by 2026

Conference Call and Webcast Information
Anika’s management will hold a conference call and webcast to discuss its financial results and business highlights today, Thursday, October 31, 2024, at 8:30 am ET. The conference call can be accessed by dialing 1-800-717-1738 (toll-free domestic) or 1-646-307-1865 (international) and providing the conference ID number 31842. A live audio webcast will be available in the Investor Relations section of Anika’s website, www.anika.com. A slide presentation with highlights from the conference call will be available in the Investor Relations section of the Anika website. A replay of the webcast will be available on Anika’s website approximately two hours after the completion of the event.

About Anika
Anika Therapeutics, Inc. (NASDAQ: ANIK), is a global joint preservation company that creates and delivers meaningful advancements in early intervention orthopedic care. Leveraging our core expertise in hyaluronic acid and implant solutions, we partner with clinicians to provide minimally invasive products that restore active living for people around the world. Our focus is on high opportunity spaces within orthopedics, including Osteoarthritis Pain Management, Regenerative Solutions, and Sports Medicine, and our products are efficiently delivered in key sites of care, including ambulatory surgery centers. Anika’s global operations are headquartered outside of Boston, Massachusetts. For more information about Anika, please visit www.anika.com.

ANIKA, ANIKA THERAPEUTICS, CINGAL, HYALOFAST, INTEGRITY, MONOVISC, ORTHOVISC, TACTOSET, and the Anika logo are trademarks of Anika Therapeutics, Inc. or its subsidiaries or are licensed to Anika Therapeutics, Inc. for its use.

Non-GAAP Financial Information1
Non-GAAP financial measures should be considered supplemental to, and not a substitute for, the Company’s reported financial results prepared in accordance with GAAP. Furthermore, the Company’s definition of non-GAAP measures may differ from similarly titled measures used by others. Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, Anika strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety. The Company presents these non-GAAP financial measures because it uses them as supplemental measures in internally assessing the Company’s operating performance, and, in the case of Adjusted EBITDA, it is set as a key performance metric to determine executive compensation. The Company also recognizes that these non-GAAP measures are commonly used in determining business performance more broadly and believes that they are helpful to investors, securities analysts, and other interested parties as a measure of comparative operating performance from period to period.

Adjusted Gross Margin
Adjusted gross margin is defined by the Company as adjusted gross profit divided by total revenue. The Company defines adjusted gross profit as GAAP gross profit excluding amortization of certain acquired assets and non-cash product rationalization charges.

Adjusted EBITDA
Adjusted EBITDA is defined by the Company as GAAP net income (loss) excluding depreciation and amortization, interest and other income (expense), income taxes, stock-based compensation expense, acquisition related expenses, non-cash charges related to goodwill impairment, non-cash product rationalization charges, severance costs and shareholder activism costs.

Adjusted Net Income (Loss) and Adjusted EPS
Adjusted net income (loss) is defined by the Company as GAAP net income excluding acquisition related expenses, inclusive of the impact of purchase accounting, on a tax effected basis, non-cash charges related to goodwill impairment, non-cash product rationalization charges, stock-based compensation and charges related to discontinuation of a software project. Adjusted diluted EPS is defined by the Company as GAAP diluted EPS excluding acquisition related expenses and the impact of purchase accounting, each on a tax-adjusted per share basis, non-cash product rationalization charges, stock-based compensation, severance costs and shareholder activism costs. Beginning in the first quarter of 2024, adjusted net income (loss) and adjusted EPS were revised to exclude stock-based compensation, net of tax, and this revised calculation is reflected for all periods presented.

A reconciliation of adjusted gross profit to gross profit (and the associated adjusted gross margin calculation), adjusted EBITDA to net income (loss), adjusted net income (loss) to net income (loss) and adjusted diluted EPS to diluted EPS, the most directly comparable financial measures calculated and presented in accordance with GAAP, is shown in the tables at the end of this release.

Forward-Looking Statements
This press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning the Company's expectations, anticipations, intentions, beliefs or strategies regarding the future which are not statements of historical fact, including statements about the potential growth opportunity and expansion of our Commercial Channel, the timing of the regulatory pathway and launch of Hyalofast and the US approval of Cingal, statements around the actions that are being taken to generate additional shareholder value, and in the section titled “Announced Company Restructuring Initiative and Long-Term Financial Targets”. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks, uncertainties, and other factors. The Company's actual results could differ materially from any anticipated future results, performance, or achievements described in the forward-looking statements as a result of a number of factors including, but not limited to, (i) the Company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all; (ii) the Company's ability to obtain pre-clinical or clinical data to support domestic and international pre-market approval applications, 510(k) applications, or new drug applications, or to timely file and receive FDA or other regulatory approvals or clearances of its products; (iii) that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (iv) the Company's research and product development efforts and their relative success, including whether we have any meaningful sales of any new products resulting from such efforts; (v) the cost effectiveness and efficiency of the Company's clinical studies, manufacturing operations, and production planning; (vi) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (vii) future determinations by the Company to allocate resources to products and in directions not presently contemplated; (viii) the Company's ability to successfully commercialize its products, in the U.S. and abroad; (ix) the Company's ability to provide an adequate and timely supply of its products to its customers; and (x) the Company's ability to achieve its growth targets. Additional factors and risks are described in the Company's periodic reports filed with the Securities and Exchange Commission, and they are available on the SEC's website at www.sec.gov. Forward-looking statements are made based on information available to the Company on the date of this press release, and the Company assumes no obligation to update the information contained in this press release.

For Investor Inquiries:
Anika Therapeutics, Inc.
Matt Hall, 781-457-9554
Director, Corporate Development and Investor Relations
investorrelations@anika.com

Anika Therapeutics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$38,753	$41,465	$121,197	$123,691
Cost of Revenue	37,313	16,521	67,764	46,932
Gross Profit	1,440	24,944	53,433	76,759

Operating expenses:
Research and development	7,244	7,791	22,806	25,105
Selling, general and administrative	19,112	24,827	60,445	75,512
Impairment of long-lived assets	3,101	-	3,101	-
Total operating expenses	29,457	32,618	86,352	100,617
Loss from operations	(28,017)	(7,674)	(32,919)	(23,858)
Interest and other income (expense), net	406	635	1,593	1,735
Loss before income taxes	(27,611)	(7,039)	(31,326)	(22,123)
Provision for (benefit from) income taxes	2,307	(463)	3,194	(2,456)
Net loss	$(29,918)	$(6,576)	$(34,520)	$(19,667)

Net loss per share:
Basic	$(2.03)	$(0.45)	$(2.34)	$(1.34)
Diluted	$(2.03)	$(0.45)	$(2.34)	$(1.34)

Weighted average common shares outstanding:
Basic	14,768	14,635	14,769	14,659
Diluted	14,768	14,635	14,769	14,659

Anika Therapeutics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	September 30,	December 31,
ASSETS	2024	2023
Current assets:
Cash and cash equivalents	$62,368	$72,867
Accounts receivable, net	28,357	35,961
Inventories, net	39,629	46,386
Prepaid expenses and other current assets	5,752	8,095
Total current assets	136,106	163,309
Property and equipment, net	44,572	46,198
Right-of-use assets	27,208	28,767
Other long-term assets	11,310	18,672
Deferred tax assets	1,472	1,489
Intangible assets, net	3,081	4,626
Goodwill	7,656	7,571
Total assets	$231,405	$270,632

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,805	$9,860
Accrued expenses and other current liabilities	18,688	21,199
Total current liabilities	25,493	31,059
Other long-term liabilities	806	404
Lease liabilities	25,242	26,904

Stockholders' equity:
Common stock, $0.01 par value	147	147
Additional paid-in-capital	91,886	90,009
Accumulated other comprehensive loss	(5,701)	(5,943)
Retained earnings	93,532	128,052
Total stockholders' equity	179,864	212,265
Total liabilities and stockholders' equity	$231,405	$270,632

Anika Therapeutics, Inc. and Subsidiaries
Reconciliation of GAAP Gross Profit to Adjusted Gross Profit
(in thousands)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Gross Profit	$1,440	$24,944	$53,433	$76,759
Product rationalization related charges	-	748	472	748
Writedown of inventories	23,438	-	23,438	-
Acquisition related intangible asset amortization	153	1,561	464	4,684
Adjusted Gross Profit	$25,031	$27,253	$77,807	$82,191

Unadjusted Gross Margin	4%	60%	44%	62%
Adjusted Gross Margin	65%	66%	64%	66%

Anika Therapeutics, Inc. and Subsidiaries
Reconciliation of GAAP Net Income to Adjusted EBITDA
(in thousands)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(29,918)	$(6,576)	$(34,520)	$(19,667)
Interest and other (income) expense, net	(406)	(635)	(1,593)	(1,735)
Provision for (benefit from) income taxes	2,307	(463)	3,194	(2,456)
Depreciation and amortization	2,045	1,755	5,800	5,282
Stock-based compensation	3,394	3,561	10,875	11,428
Product rationalization	-	748	472	748
Arbitration settlement	-	-	-	3,250
Acquisition related intangible asset amortization	143	1,787	509	5,361
Impairment/writedown of assets	27,401	-	27,401	-
Discontinuation of software development project	-	4,473	(1,404)	4,473
Non-recurring professional fees	465	-	465	-
Severance costs	-	-	839	-
Costs of shareholder activism	-	-	2,185	3,033
Adjusted EBITDA	$5,431	$4,650	$14,223	$9,717

Anika Therapeutics, Inc. and Subsidiaries
Reconciliation of GAAP Net Income to Adjusted Net Income
(in thousands)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(29,918)	$(6,576)	$(34,520)	$(19,667)
Product rationalization, tax effected	-	699	392	665
Arbitration settlement, tax effected	-	-	-	2,889
Share-based compensation, tax effected	2,820	3,327	9,037	10,159
Acquisition related intangible asset amortization, tax effected	119	1,669	423	4,767
Impairment/writedown of assets, tax effected	22,770	-	22,770	-
Discontinuation of software development project, tax effected	-	4,179	(1,167)	3,976
Non-recurring professional fees, tax effected	386	-	386	-
Severance costs, tax effected	-	-	697	-
Costs of shareholder activism, tax effected	-	-	1,816	2,696
Adjusted net income	$(3,822)	$3,298	(165)	$5,485

Anika Therapeutics, Inc. and Subsidiaries
Reconciliation of GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Diluted net loss per share	$(2.03)	$(0.45)	$(2.34)	$(1.33)
Product rationalization, tax effected	-	0.05	0.03	0.05
Arbitration settlement, tax effected	-	-	-	0.20
Share-based compensation, tax effected	0.19	0.23	0.61	0.69
Acquisition related intangible asset amortization, tax effected	0.01	0.11	0.03	0.32
Impairment/writedown of assets, tax effected	1.55	-	1.55	-
Discontinuation of software development project, tax effected	-	0.29	(0.08)	0.27
Non-recurring professional fees, tax effected	0.03	-	0.02	-
Severance costs, tax effected	-	-	0.05	-
Costs of shareholder activism, tax effected	$-	-	0.12	0.18
Adjusted diluted net income per share	$(0.25)	$0.23	$(0.01)	$0.37

Anika Therapeutics, Inc. and Subsidiaries
Revenue by Product Family
(in thousands, except percentages)
(unaudited)

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2024	2023	$ change	% change	2024	2023	$ change	% change
OA Pain Management	$24,428	$24,888	$(460)	-2%	$75,404	$76,855	$(1,451)	-2%
Joint Preservation and Restoration	11,950	13,470	(1,520)	-11%	39,345	39,583	(238)	-1%
Non-Orthopedic	2,375	3,107	(732)	-24%	6,448	7,253	(805)	-11%
Revenue	$38,753	$41,465	$(2,712)	-7%	$121,197	$123,691	$(2,494)	-2%